EXHIBIT 99.1
                                                                    ------------


CAS MEDICAL SYSTEMS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2004


Branford, CT - April 26, 2004 - CAS Medical Systems, Inc. (OTC BB: CAMY) today announced financial results for the three months ended March 31, 2004.

FINANCIAL RESULTS

Net sales for the Company's first quarter ended March 31, 2004 totaled $4,516,000, a 7% increase over the $4,214,000 reported for the first quarter of 2003. Overall product sales increased 10% and were led by a 15% increase in sales of the Company's vital signs products including OEM ("original equipment manufacturer") modules and an 18% increase in sales of apnea products. Sales to international customers drove the increase in vital signs product sales while sales to domestic customers accounted for the increase in apnea product sales. Partially offsetting these increases were decreases in neonatal sales of 24% and service related sales of 40%. Neonatal sales were unusually strong during the first quarter of the prior year as a result of initial sales to new distributors and orders to replenish dealer inventories. Service related sales have decreased as expected primarily as a result of the Company's discontinuance of service support on older apnea products no longer sold by the Company. This has promoted customer demand for the Company's newer apnea monitoring devices.

Net income for the first quarter of 2004 was $249,000, or $0.02 per diluted common share, compared to net income of $690,000, or $0.07 per share for the first three months of the prior year. Net income for the first quarter of the prior year was favorably affected by $500,000, or $0.05 per share, of non-taxable proceeds from a life insurance policy paid upon the death of one of the Company's key employees. Net income for the first quarter of 2004 was favorably impacted by $80,000 of income tax benefits, primarily from a refund pertaining to state research and development tax credits that lowered the effective tax rate for the quarter.


COMMENTS FROM MANAGEMENT

Financial Results

CAS continued to strengthen its financial position during the first quarter of 2004. The Company increased its cash balance by $526,000 to $1,407,000 while reducing its debt by $219,000. Cash from operations for the first quarter of 2004 was $771,000 compared to $624,000 for the first quarter of the prior year, which included $500,000 of non-taxable income from life insurance proceeds. "I am pleased to report positive results from operations for our first quarter of 2004" commented Louis P. Scheps, President, Chairman of the Board and CEO of the Company. "Revenues for the current quarter exceeded the first quarter of the prior year and cash from operations is significantly improved over the first three months of 2003. Further, gross profit as a percentage of sales has shown solid improvement over both the first quarter and full year 2003 reflecting our continued emphasis on cost reductions and product improvements". Income from operations for the first quarter of 2004 was unchanged from the first quarter of the prior year as a result of the Company's increased expenditures for research and development, sales and marketing and other general and administrative needs to support the Company's growth. In addition, the Company recorded $53,000 of accrued severance costs which unfavorably impacted the first quarter 2004 results.


Outlook

The Company continues to forecast earnings per share for 2004 to approximate $0.10 to $0.12 on revenues of $20 million to $21 million.

The Company's new Model 750 series cardio-respiratory vital signs monitor is being released for sale to the veterinarian and international clinical markets during the second quarter of 2004 as anticipated. Release of the 750 monitor to the domestic clinical market is planned for the fourth quarter of 2004 pending FDA clearance.

R&D efforts in the development of near-infrared spectroscopy ("NIRS") technology are proceeding on schedule with adult clinical trials beginning this summer. NIRS is an optically based technique that non-invasively and continuously monitors brain oxygenation and cerebral hemodynamics.


For more information contact:
Jeffery A. Baird
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com



This press release contains forward-looking statements that involve risks and uncertainties and include, among other things, statements related to future revenues and earnings. Actual results could vary materially from the description contained herein due to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB.

                            CAS MEDICAL SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                   (Unaudited)


                                                          Three Months       Three Months
                                                              Ended              Ended
                                                            March 31,          March 31,
                                                              2004               2003
                                                          ------------       ------------
Revenues                                                  $  4,515,880       $  4,214,238

Costs and Expenses:
  Cost of Products Sold                                      2,426,510          2,382,071
  Research and Development                                     273,649            206,787
  Selling, General and Administrative                        1,528,321          1,340,842
                                                          ------------       ------------
                                                             4,228,480          3,929,700

                                                          ------------       ------------
Operating Income                                               287,400            284,538

  Proceeds from Insurance Policy, Non-Taxable                      --             500,000
  Interest Expense                                              27,780             26,804
                                                          ------------       ------------
Pre-tax Income                                                 259,620            757,734

  Provison for Income Taxes                                     10,351             68,000
                                                          ------------       ------------
Net Income                                                $    249,269       $    689,734
                                                          ============       ============


EARNINGS PER COMMON SHARE:

    Basic                                                   $     0.03         $     0.07

    Diluted                                                 $     0.02         $     0.07

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                                    9,724,002          9,645,077

    Diluted                                                 11,012,856          9,781,830

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)

                                                            March 31,         December 31,
                                                              2004               2003
                                                          ------------       ------------
Cash and cash equivalents                                 $  1,406,587       $    881,087
Accounts receivable                                          2,931,148          3,307,059
Inventories                                                  2,542,395          2,270,616
Deferred tax assets                                            347,155            347,155
Other current assets                                           283,589            489,451
                                                          ------------       ------------

  Total current assets                                       7,510,874          7,295,368

Property, plant, and equipment                               4,517,262          4,511,475
Less accumulated depreciation                               (2,369,228)        (2,287,978)
                                                          ------------       ------------
                                                             2,148,034          2,223,497

Intangible and other assets, net                               206,290            209,210
Deferred tax assets                                            182,652            182,652
                                                          ------------       ------------
  Total assets                                            $ 10,047,850       $  9,910,727
                                                          ============       ============


Current portion of long-term debt                         $    475,185       $    475,185
Notes payable                                                  116,571            219,619
Accounts payable                                             1,014,057          1,007,617
Accrued expenses                                               527,241            434,963
                                                          ------------       ------------

  Total current liabilities                                  2,133,054          2,137,384

Long-term debt, less current portion                         1,418,308          1,534,523

Common stock                                                    38,931             38,851
Additional paid-in capital                                   2,879,088          2,870,769
Retained earnings                                            3,578,469          3,329,200
                                                          ------------       ------------

Shareholder's equity                                         6,496,488          6,238,820

                                                          ------------       ------------
Total liabilities & equity                                $ 10,047,850       $  9,910,727
                                                          ============       ============